Exhibit 23.1

BF Borgers CPA PC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 16, 2022 to the stockholders and board of directors of Bitech Mining Corporation (the “Company”) on the balance sheet of the Company as at December 31, 2021, and the related statement of operations, statement of stockholders’ equity and cash flows for the year then ended and the related notes, and to the reference to our firm under the caption “Experts” in the related prospectus of the Company dated August 15, 2022. We did not do any work after this period (December 31, 2021) and did not review the quarterlies as another firm performed that work.

/s/ BF Borgers CPA PC

BF Borgers CPA PC
Lakewood, CO
August 15, 2022